PRESS RELEASE - FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FOURTH QUARTER 2005 FINANCIAL RESULTS AND
ADJUSTED FFO OF $0.27 PER SHARE FOR THE FOURTH QUARTER

TIMONIUM, MARYLAND - January 27, 2006 - Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter and fiscal year ended December 31, 2005. The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three and twelve months ended December 31, 2005 of $12.6 million or $0.23 per common share and $40.9 million or $0.79 per common share, respectively. The $12.6 million of FFO available to common stockholders for the quarter includes the impact of $2.8 million of interest expense associated with the tender offer and purchase of approximately 79.3% of the Company’s $100 million aggregate principal amount of 6.95% notes due 2007 (the “2007 Notes”), $0.5 million non-cash provision for impairment, $0.3 million of non-cash restricted stock amortization expense and a one-time net cash inflow of $1.6 million associated with a legal settlement. FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”). Adjusted FFO, which excludes the impact of the refinancing interest expense, the non-cash provision for impairment, the non-cash restricted stock amortization expense and the net cash received from a legal settlement, was $0.27 per common share for the three months ended December 31, 2005 and $1.06 for the twelve months ended December 31, 2005 when excluding similar non-recurring or non-cash items. For more information regarding FFO, see “FFO Results” below.

GAAP NET INCOME

For the three-month period ended December 31, 2005, the Company reported net income of $20.3 million, net income available to common stockholders of $17.8 million, or $0.33 per diluted common share and operating revenues of $27.3 million. This compares to net income of $12.5 million, net income available to common stockholders of $8.9 million, or $0.19 per diluted common share, and operating revenues of $22.7 million for the same period in 2004.

For the twelve-month period ended December 31, 2005, the Company reported net income of $37.0 million, net income available to common stockholders of $23.6 million, or $0.45 per diluted common share and operating revenues of $105.8 million. This compares to net income of $16.7 million, a net loss available to common stockholders of ($40.1) million, or ($0.88) per diluted common share, and operating revenues of $84.8 million for the same period in 2004.

The $23.6 million net income available to common stockholders for the twelve months ended December 31, 2005 includes the impact of $2.0 million of non-cash redemption charges and $2.8 million of interest expense associated with refinancing-related activities during 2005.

The ($40.1) million net loss available to common stockholders for the twelve months ended December 31, 2004 includes the impact of $53.8 million of non-cash redemption and refinancing charges and $6.4 million of exit fees associated with refinancing-related activities during 2004.

FOURTH QUARTER 2005 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•  Completed a 5.175 million share common stock offering.
•  Issued $50 million aggregate principal amount of 7% senior unsecured notes due 2014.
•  Closed on approximately $190 million of new investments yielding 10%.
•  Sold one skilled nursing facility (“SNF”) and six assisted living facilities (“ALFs”) for $34.6 million of net cash proceeds.
•  Issued $175 million aggregate principal amount of 7% senior unsecured notes due 2016.
•  Tendered for and redeemed $100 million aggregate principal amount of 6.95% notes due 2007.
•  Moody’s raised the Company’s senior debt rating to Ba3 from B1.
•  Increased the common dividend per share from $0.22 to $0.23.

FOURTH QUARTER 2005 RESULTS

Operating Revenues and Expenses - Operating revenues for the three months ended December 31, 2005 were $27.3 million. Operating expenses for the three months ended December 31, 2005 totaled $8.8 million, comprised of $6.2 million of depreciation and amortization expense, $1.8 million of general and administrative expenses, a non-cash provision for impairment of $0.5 million and $0.3 million of restricted stock amortization. The $0.5 million provision for impairment charge was recorded to reduce the carrying value of one facility, currently under contract to be sold in the first quarter of 2006.

Other Income and Expense - Other income and expense for the three months ended December 31, 2005 was $10.0 million and was primarily comprised of $8.5 million of interest expense, $0.6 million of non-cash interest expense, $2.8 million of refinancing interest expense (see “Financing Activities” section below) and $1.6 million of net cash proceeds from a legal settlement. The $1.6 million of net cash proceeds was associated with a settlement of a lawsuit the Company filed against a former tenant, seeking damages based on claims of breach of contract.

Funds From Operations - For the three months ended December 31, 2005, reportable FFO available to common stockholders was $12.6 million, or $0.23 per common share, compared to $10.6 million, or $0.22 per common share, for the same period in 2004. The $12.6 million of FFO for the quarter includes the impact of: i) $2.8 million of interest expense associated with the tender offer and purchase of approximately 79.3% of the Company’s $100 million aggregate principal amount of 2007 Notes; ii) $0.5 million non-cash provision for impairment charge; iii) $0.3 million of non-cash restricted stock amortization associated with the Company’s issuance of restricted stock grants to executive officers during 2004; and iv) $1.6 million of net cash proceeds received from a legal settlement.

When excluding the aforementioned items in 2005, as well as, certain similar non-recurring or non-cash expense items in 2004, adjusted FFO was $14.5 million, or $0.27 per common share in 2005, compared to $11.5 million, or $0.24 per common share, for the same period in 2004. For further information, see the attached “Funds From Operations” schedule and notes.

Asset Sales - On December 1, 2005, AHC Properties, Inc., a subsidiary of Alterra Healthcare Corporation (“Alterra”) exercised its option to purchase six ALFs. The Company received cash proceeds of approximately $20.5 million, resulting in an accounting gain of approximately $5.6 million. The ALFs were leased to Alterra in a master lease with annual revenue of approximately $1.7 million.

On November 3, 2005, the Company sold a SNF in Florida for net cash proceeds of approximately $14.1 million, resulting in an accounting gain of approximately $5.8 million.

YEAR END 2005 RESULTS

Operating Revenues and Expenses - Operating revenues for the twelve months ended December 31, 2005 were $105.8 million. Operating expenses for the twelve months ended December 31, 2005 totaled $43.2 million, comprised of $24.2 million of depreciation and amortization expense, $7.4 million of general and administrative expense, non-cash provision for impairment charges of $9.6 million, $1.1 million of restricted stock amortization and a $0.8 million lease expiration accrual that relates to disputed capital improvement requirements associated with a lease that expired on June 30, 2005.

Other Income and Expense - Other income and expense for the twelve months ended December 31, 2005 was $36.3 million and was comprised of $29.9 million of interest expense and $2.1 million of non-cash interest expense. In addition, in accordance with FASB Statement No. 115, ‘‘Accounting for Certain Investments in Debt and Equity Securities,” during the second quarter the Company recorded a $3.4 million provision for impairment to write-down its 760,000 share investment in Sun Healthcare Group, Inc. common stock to its current fair market value. In the fourth quarter, the Company recorded $2.8 million of refinancing interest expense (see “Financing Activities” section below) and $1.6 million of net cash proceeds from a legal settlement (see above).

Funds From Operations - For the twelve months ended December 31, 2005, reportable FFO available to common stockholders was $40.9 million, or $0.79 per common share, compared to a deficit of ($21.9) million, or a deficit of ($0.48) per common share, for the same period in 2004. The $40.9 million of FFO for the year includes the impact of: i) a $9.6 million non-cash provision for impairment charges recorded throughout the year; ii) $2.8 million of interest expense associated with the tender offer and purchase of approximately 79.3% of the Company’s $100 million aggregate principal amount of 2007 Notes; iii) $3.4 million non-cash provision for impairment on an equity security investment; iv) $2.0 million of non-cash preferred stock redemption charges; v) $1.1 million of non-cash restricted stock amortization associated with the Company’s issuance of restricted stock grants to executive officers during 2004; vi) a $0.8 million lease expiration accrual; vii) a $0.1 million non-cash provision for uncollectible notes receivable; viii) $1.6 million of net cash proceeds received from a legal settlement; and ix) $4.1 million of one-time interest revenue associated with a payoff of a mortgage.

When excluding the aforementioned items in 2005, as well as certain similar non-recurring or non-cash expense items in 2004, adjusted FFO was $55.0 million, or $1.06 per common share, compared to $42.1 million, or $0.91 per common share, for the same period in 2004. For further information, see the attached “Funds From Operations” schedule and notes.

Asset Sales - During 2005, in various unrelated transactions, the Company sold eight SNFs, six ALFs and 50.4 acres of undeveloped land for combined cash proceeds of approximately $55.1 million, net of closing costs and other expenses, resulting in a combined accounting gain of approximately $8.0 million.

FINANCING ACTIVITIES

$100 Million Aggregate Principal Amount of 6.95% Unsecured Notes Tender and Redemption - On December 16, 2005, the Company initiated a tender offer and consent solicitation for all of its outstanding 2007 Notes. On December 30, 2005, the Company accepted for purchase 79.3% of the aggregate principal amount of the 2007 Notes outstanding that were tendered. On December 30, 2005, the Company’s Board of Directors also authorized the redemption of all outstanding 2007 Notes that were not otherwise tendered. On December 30, 2005, upon the Company’s irrevocable funding of the redemption price for the 2007 Notes and certain other acts required by the Indenture governing the 2007 Notes, the Trustee certified in writing to the Company (the “Certificate of Satisfaction and Discharge”) that the Indenture was satisfied and discharged as of December 30, 2005, except for certain provisions. In accordance with FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” the Company removed 79.3% of the aggregate principal amount of the 2007 Notes and the corresponding portion of the funds held in trust by the Trustee to pay the tender price from its balance sheet and recognized $2.8 million of interest expense associated with the tender offer. On January 18, 2006, the Company completed the redemption of the remaining 2007 Notes not otherwise tendered. In connection with the redemption and in accordance with FASB No. 140, the Company will recognize $0.8 million of interest expense in the first quarter of 2006. As of January 18, 2006, none of the 2007 Notes remained outstanding.

$175 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance - On December 30, 2005, the Company closed on a private offering of $175 million of 7% senior unsecured notes due 2016 at an issue price of 99.109% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 7.125%), resulting in gross proceeds to the Company of approximately $173.4 million. The notes are unsecured senior obligations of the Company, which have been guaranteed by the Company’s subsidiaries. The notes were issued in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”).

$50 Million Aggregate Principal Amount of 7% Unsecured Notes Issuance - On December 2, 2005, the Company completed a privately placed offering of an additional $50 million aggregate principal amount of 7% senior notes due 2014 at an issue price of 100.25% of the principal amount of the notes (equal to a per annum yield to maturity of approximately 6.95%), resulting in gross proceeds to the Company of approximately $50.1 million. The terms of the notes offered were substantially identical to the Company’s existing $200 million aggregate principal amount of 7% senior notes due 2014 issued in March 2004. The notes were issued through a private placement to qualified institutional buyers under Rule 144A under the Securities Act. After giving effect to the issuance of the $50 million aggregate principal amount of this offering, the Company had outstanding $310 million aggregate principal amount of 7% senior notes due 2014.

5.175 Million Common Stock Offering - On November 21, 2005, the Company closed an underwritten public offering of 5,175,000 shares of Omega common stock at $11.80 per share, less underwriting discounts. The sale included 675,000 shares sold in connection with the exercise of an over-allotment option granted to the underwriters. The Company received approximately $58 million in net proceeds from the sale of the shares, after deducting underwriting discounts and before estimated offering expenses.

8.625% Series B Preferred Redemption - On May 2, 2005, the Company fully redeemed its 8.625% Series B Cumulative Preferred Stock (NYSE:OHI PrB) (“Series B Preferred Stock”). The Company redeemed the 2.0 million shares of Series B at a price of $25.55104, comprising the $25 liquidation value and accrued dividend. Under FASB-EITF Issue D-42, ‘‘The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the repurchase of the Series B Preferred Stock resulted in a non-cash charge to net income available to common shareholders of approximately $2.0 million reflecting the write-off of the original issuance costs of the Series B Preferred Stock.

Rating Agency Upgrade - On January 20, 2006, Moody’s Investors Services raised the rating of the Company’s senior unsecured debt to Ba3 from B1 and preferred stock to B2 from B3. As stated in Moody’s press release, “this rating action reflects Omega’s increased size and improvement in asset quality and performance.” The press release also stated; “Moody’s is encouraged by the significant progress that Omega continues to make in executing its strategic plan, solidifying its financial flexibility, and repositioning its healthcare properties.”

PORTFOLIO DEVELOPMENTS

Investment Activity

CommuniCare Health Services, Inc. - On December 16, 2005, the Company purchased ten SNFs and one ALF located in Ohio totaling 1,610 beds for a total investment of $115.3 million. The facilities were consolidated into a new ten year master lease and leased to affiliates of an existing operator, CommuniCare Health Services, Inc. (“CommuniCare”), with annualized rent increasing by approximately $11.6 million, subject to annual escalators, and two ten year renewal options.

On June 28, 2005, the Company purchased five SNFs located in Ohio (3) and Pennsylvania (2), totaling 911 beds for a total investment, excluding working capital, of approximately $50 million. The SNFs were purchased from an unrelated third party and are now operated by affiliates of CommuniCare, with the five facilities being consolidated into an existing master lease.

Haven Eldercare, LLC - On November 9, 2005, the Company closed on a first mortgage loan in the amount of $61.75 million on six SNFs and one ALF, totaling 878 beds. Four of the facilities are located in Rhode Island, two in New Hampshire and one in Massachusetts. The mortgagor of the facilities is an affiliate of Haven Eldercare, LLC (“Haven”), an existing operator for the Company. The term of the mortgage is seven years. The interest rate is 10%, with annual escalators. At the end of the mortgage term, the Company will have the option to purchase the facilities for $61.75 million less the outstanding mortgage principal balance.

Nexion Health, Inc. - On November 1, 2005, the Company purchased three SNFs in two separate transactions for a total investment of approximately $12.75 million. All three facilities, totaling 400 beds, are located in Texas. The facilities were consolidated into a master lease with a subsidiary of an existing operator, Nexion Health, Inc. The term of the existing master lease was extended to ten years and runs through October 31, 2015, followed by four renewal options of five years each.

Senior Management Services, Inc. - Effective June 1, 2005, the Company purchased two SNFs for a total investment of approximately $9.5 million. Both facilities, totaling 440 beds, are located in Texas. The facilities were consolidated into a master lease with subsidiaries of an existing operator, Senior Management Services, Inc., with annualized rent increasing by approximately $1.1 million, with annual escalators. The term of the existing master lease was extended to ten years and runs through May 31, 2015, followed by two renewal options of ten years each.

Essex Healthcare Corporation- On January 13, 2005, the Company closed on approximately $58 million of net new investments as a result of the exercise by American Health Care Centers (“American”) of a put agreement with the Company for the purchase of 13 SNFs. The gross purchase price of approximately $79 million was offset by a purchase option of approximately $7 million and approximately $14 million in mortgage loans the Company had outstanding with American and its affiliates.

The 13 properties, all located in Ohio, will continue to be leased by Essex Healthcare Corporation. The master lease and related agreements run through October 31, 2010.

Mariner Health Care, Inc. - On February 1, 2005, Mariner Health Care, Inc. (“Mariner”) exercised its right to prepay in full the $59.7 million aggregate principal amount owed to the Company under a promissory note secured by a mortgage with an interest rate of 11.57%, together with the required prepayment premium of 3% of the outstanding principal balance and all accrued and unpaid interest. In addition, pursuant to certain provisions contained in the promissory note, Mariner paid the Company an amendment fee owed for the period ending on February 1, 2005.

Re-leasing Activities

Claremont Health Care Holdings, Inc. - Effective January 1, 2005, the Company re-leased one SNF formerly leased to Claremont Health Care Holdings, Inc., located in New Hampshire and representing 68 beds to affiliates of an existing operator, Haven. This facility was added to an existing Master Lease, which expires on December 31, 2013, followed by two 10-year renewal options.

DIVIDENDS

Common Dividends - On January 17, 2006, the Company’s Board of Directors announced a common stock dividend of $0.23 per share to be paid February 15, 2006 to common stockholders of record on January 31, 2006. At the date of this release, the Company had approximately 57 million outstanding common shares.

Series D Preferred Dividends - On January 17, 2006, the Company’s Board of Directors declared the regular quarterly dividends for its 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on January 31, 2006. The stockholders of record of the Series D Preferred Stock on January 31, 2006 will be paid dividends in the amount of $0.52344 per preferred share on February 15, 2006. The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period November 1, 2005 through January 31, 2006.

2006 ADJUSTED FFO GUIDANCE

The Company currently expects its 2006 adjusted FFO to be between $1.10 and $1.14 per diluted share. The Company's adjusted FFO guidance (and related GAAP earnings projections) for 2006 excludes the future impacts of gains and losses from the sale of assets, additional divestitures, certain one-time revenue and expense items, capital transactions, and restricted stock amortization expense.

Reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may, from time to time, update its publicly announced FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

TAX TREATMENT FOR 2005 DIVIDENDS

Preferred B and D Dividends -The Company has determined that 100% of all dividends on Series B and Series D Preferred Stock in 2005 should be treated for tax purposes as an ordinary dividend.

Common Dividends - On February 15, 2005, May 16, 2005, August 15, 2005 and November 15, 2005, the Company paid dividends to its common stockholders in the per share amounts of $0.20, $0.21, $0.22 and $0.22, for stockholders of record on January 31, 2005, May 2, 2005, July 29, 2005 and October 31, 2005, respectively. The Company has determined that 35.29% of the common dividends paid in 2005 should be treated for tax purposes as a return of capital, with the balance of 64.71% treated as an ordinary dividend.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, January 27, 2006, at 10 a.m. EST to review the Company’s 2005 fourth quarter and year end results and current developments. To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page. Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2005, the Company owned or held mortgages on 227 SNFs and ALFs with approximately 24,476 beds located in 27 states and operated by 35 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company's mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; and (vii) other factors identified in the Company's filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. All forward-looking statements included herein are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Real estate properties
Land and buildings at cost	$996,127	$808,574
Less accumulated depreciation	(157,255)	(153,379)
Real estate properties - net	838,872	655,195
Mortgage notes receivable - net	104,522	118,058
	943,394	773,253
Other investments - net	23,490	29,699
	966,884	802,952
Assets held for sale - net	1,243	—
Total investments	968,127	802,952

Cash and cash equivalents	3,948	12,083
Accounts receivable - net	5,885	5,582
Other assets	37,769	12,733
Operating assets for owned properties	—	213
Total assets	$1,015,729	$833,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$58,000	$15,000
Unsecured borrowings	505,682	360,000
(Discount)/premium on unsecured borrowings - net	(253)	1,338
Other long-term borrowings	2,800	3,170
Accrued expenses and other liabilities	19,263	21,067
Operating liabilities for owned properties	256	508
Total liabilities	585,748	401,083

Stockholders’ equity:
Preferred stock issued and outstanding - 2,000 shares Class B with an aggregate liquidation preference of $50,000	—	50,000
Preferred stock issued and outstanding - 4,740 shares Class D with an aggregate liquidation preference of $118,488	118,488	118,488
Common stock $.10 par value authorized - 100,000 shares: Issued and outstanding - 56,872 shares in 2005 and 50,824 shares in 2004	5,687	5,082
Additional paid-in-capital	657,920	592,698
Cumulative net earnings	228,001	191,013
Cumulative dividends paid	(536,041)	(480,292)
Cumulative dividends - redemption	(43,067)	(41,054)
Unamortized restricted stock awards	(1,167)	(2,231)
Accumulated other comprehensive income (loss)	160	(1,224)
Total stockholders’ equity	429,981	432,480
Total liabilities and stockholders’ equity	$1,015,729	$833,563

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues
Rental income	$24,525	$18,626	$92,387	$68,338
Mortgage interest income	2,110	3,340	6,527	13,266
Other investment income - net	661	562	2,439	2,319
Miscellaneous	6	208	4,459	831
Total operating revenues	27,302	22,736	105,812	84,754

Expenses
Depreciation and amortization	6,199	4,965	24,175	19,214
General and administrative	1,832	1,992	7,446	7,726
Restricted stock expense	285	837	1,141	1,115
Provisions for impairment on real estate properties	463	-	9,617	-
Provisions for uncollectible mortgages, notes and accounts receivable	-	-	83	-
Leasehold expiration expense	-	-	750	-
Total operating expenses	8,779	7,794	43,212	28,055

Income before other income and expense	18,523	14,942	62,600	56,699
Other income (expense):
Interest and other investment income	130	19	220	122
Interest	(8,469)	(6,732)	(29,900)	(23,050)
Interest - amortization of deferred financing costs	(551)	(492)	(2,121)	(1,852)
Interest - refinancing costs	(2,750)	-	(2,750)	(19,106)
Provisions for impairment on equity securities	-	-	(3,360)	-
Litigation settlement and professional liability claims	1,599	-	1,599	(3,000)
Adjustment of derivatives to fair value	-	-	-	256
Total other expense	(10,041)	(7,205)	(36,312)	(46,630)

Income from continuing operations	8,482	7,737	26,288	10,069
Gain from discontinued operations	11,825	4,720	10,700	6,669
Net income	20,307	12,457	36,988	16,738
Preferred stock dividends	(2,481)	(3,559)	(11,385)	(15,807)
Preferred stock conversion and redemption charges	-	-	(2,013)	(41,054)
Net income (loss) available to common	$17,826	$8,898	$23,590	$(40,123)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$0.11	$0.09	$0.25	$(1.03)
Net income (loss)	$0.33	$0.19	$0.46	$(0.88)
Diluted:
Income (loss) from continuing operations	$0.11	$0.09	$0.25	$(1.03)
Net income (loss)	$0.33	$0.19	$0.45	$(0.88)

Dividends declared and paid per common share	$0.22	$0.19	$0.85	$0.72

Weighted-average shares outstanding, basic	53,780	47,478	51,738	45,472
Weighted-average shares outstanding, diluted	54,055	48,011	52,059	45,472

Components of other comprehensive income:
Net income	$20,307	$12,457	$36,988	$16,738
Unrealized (loss) gain on investments and hedging contracts	(570)	1,216	160	3,231
Total comprehensive income	$19,737	$13,673	$37,148	$19,969

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net income (loss) available to common stockholders	$17,826	$8,898	$23,590	$(40,123)
Deduct gain from real estate dispositions	(11,460)	(3,798)	(7,969)	(3,310)
Sub-total	6,366	5,100	15,621	(43,433)
Elimination of non-cash items included in net income (loss):
Depreciation and amortization	6,209	5,546	25,277	21,551
Funds from operations available to common stockholders	$12,575	$10,646	$40,898	$(21,882)

Weighted-average common shares outstanding, basic	53,780	47,478	51,738	45,472
Effect of restricted stock awards	124	126	86	32
Assumed exercise of stock options	151	407	235	651
Weighted-average common shares outstanding, diluted	54,055	48,011	52,059	46,155

Funds from operations per share available to common stockholders	$0.23	$0.22	$0.79	$(0.48)

Adjusted funds from operations:
Funds from operations available to common stockholders	$12,575	$10,646	$40,898	$(21,882)
Deduct/add legal settlements	(1,599)	—	(1,599)	3,000
Deduct adjustment of derivatives to fair value	—	—	—	(256)
Deduct revenue from prepayment penalty/administration fee	—	—	(4,059)	—
Add back one-time interest refinancing expense	2,750	—	2,750	19,106
Add back restricted stock amortization expense	285	837	1,141	1,115
Add back non-cash preferred stock conversion/redemption charges	—	—	2,013	41,054
Add back leasehold expiration expense	—	—	750	—
Add back non-cash provision for impairments on real estate properties	463	—	9,617	—
Add back non-cash provision for impairments on equity securities	—	—	3,360	—
Add back provisions for uncollectible mortgages, notes and accounts receivable	—	—	83	—
Adjusted funds from operations available to common stockholders	$14,474	$11,483	$54,954	$42,137

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure. For purposes of the Securities and Exchange Commission’s (“SEC”) Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization. FFO available to common stockholders is further adjusted for the effect of restricted stock awards and the exercise of in-the-money stock options. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as FFO available to common stockholders less one-time revenue and expense items. The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company uses FFO as one of several criteria to measure operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO. In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO. As a result, its FFO may not be comparable to similar measures reported in previous disclosures. According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO. Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The following table presents a range of the Company’s projected FFO per common share for 2006:

	2006 Projected FFO
Per diluted share:
Net income available to common stockholders	$0.62	−	$0.64
Adjustments:
Depreciation and amortization	0.45	−	0.47
Funds from operations available to common stockholders	$1.07	−	$1.11

Adjustments:
Interest expense - refinancing	0.01	−	0.01
Restricted stock expense	0.02	−	0.02
Adjusted funds from operations available to common stockholders	$1.10	−	$1.14

The following table summarizes the results of operations of facilities sold or held for sale during the three and twelve months ended December 31, 2005 and 2004, respectively.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)		(In thousands)
Revenues
Rental income	$375	$1,491	$3,808	$5,643
Other income	—	12	24	53
Subtotal revenues	375	1,503	3,832	5,696
Expenses
Depreciation and amortization	10	581	1,101	2,337
Subtotal expenses	10	581	1,101	2,337

Income before gain on sale of assets	365	922	2,731	3,359
Gain on assets sold - net	11,460	3,798	7,969	3,310
Gain from discontinued operations	$11,825	$4,720	$10,700	$6,669

The following tables present selected portfolio information, including operator and geographic concentrations and revenue maturities, for the period ending December 31, 2005.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property*	193	21,548	$996,877	91%
Loans Receivable	32	2,761	104,522	9%
Total Investments	225	24,309	$1,101,399	100%
* excludes two closed, held for sale facilities
Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities	215	23,717	$1,053,842	96%	$44
Assisted Living Facilities	8	422	24,122	2%	57
Rehab Hospitals	2	170	23,435	2%	138
	225	24,309	$1,101,399	100%	$45

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Twelve Months Ended
	December 31, 2005		December 31, 2005
Rental Property	$24,525	90%	$92,387	91%
Mortgage Notes	2,110	8%	6,527	7%
Other Investment Income	661	2%	2,439	2%
	$27,296	100%	$101,353	100%

Revenue by Facility Type	Three Months Ended		Twelve Months Ended
	December 31, 2005		December 31, 2005
Assisted Living Facilities	$613	2%	$2,888	3%
Skilled Nursing Facilities	26,022	95%	96,026	95%
Other	661	3%	2,439	2%
	$27,296	100%	$101,353	100%

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare	19	$192,024	17%
Sun Healthcare Group, Inc.	33	161,451	15%
Haven	15	117,230	11%
Advocat, Inc.	33	104,895	9%
Guardian	16	80,129	7%
Essex	13	79,354	7%
Remaining Operators	96	366,316	34%
	225	$1,101,399	100%

Geographic Concentration ($000's)

Concentration by Region	# of Properties	Investment	% Investment
South	88	$379,572	34%
Midwest	71	346,196	32%
Northeast	36	249,961	23%
West	30	125,670	11%
	225	$1,101,399	100%

Concentration by State	# of Properties	Investment	% Investment
Ohio	38	$278,036	25%
Florida	18	111,598	10%
Pennsylvania	16	101,038	9%
Texas	19	71,516	7%
California	17	62,715	6%
Remaining States	117	476,496	43%
	225	$1,101,399	100%

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue(1)	Current Interest Revenue(1)	Lease and Interest Revenue	%
	2006	$1,260	$2,288	$3,548	3.0%
	2007	374	145	519	0.4%
	2008	1,024	-	1,024	0.9%
	2009	199	-	199	0.2%
	2010	23,735	1,498	25,233	21.1%
	Thereafter	81,044	7,623	88,666	74.4%
		$107,636	$11,554	$119,189	100.0%

	Note: (1) Based on '05 contractual rents & interest (no annual escalators)

Selected Facility Data
TTM ending 9/30/05				Coverage Data
		% Payor Mix		Before	After
	Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
All Healthcare Facilities	81.9%	12.2%	13.4%	1.9 x	1.5 x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending December 31, 2005.

Current Capitalization ($000's)
	Outstanding Balance*	%
Borrowings Under Bank Lines	$58,000	6%
Long-Term Debt Obligations	487,800	50%
Stockholder's Equity	429,144	44%
Total Book Capitalization	$974,944	100%

Leverage & Performance Ratios *

Debt / Total Book Cap	56%
Debt / Total Market Cap	40%
Interest Coverage:
Fourth quarter 2005	3.19 x

* Excludes premiums/discounts from bond offerings, and reflects completed tender/redemption of 6.95% 2007 bonds in December 2005.

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit(1)	Other	Senior Notes *	Total
	2006	$-	$-	$-	$-
	2007	-	-	-	-
	2008	-	-	-	-
	2009	200,000	-	-	200,000
	Thereafter	-	2,800	485,000	487,800
		$200,000	$2,800	$485,000	$687,800

Note: (1) Reflected at 100% capacity.
*Excludes premiums/discounts from bond offerings, and reflects completed tender/redemption of 6.95% 2007 bonds in December 2005.

        The following table presents investment activity for the three- and twelve-month periods ending December 31, 2005.

Investment Activity ($000's)
	Three Months Ended		Twelve Months Ended
	December 31, 2005		December 31, 2005
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$128,250	68%	$245,550	80%
Mortgages	61,750	32%	61,750	20%
Other	-	-	-	-
Total	$190,000	100%	$307,300	100%